Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:

Vincent C. Klinges

Chief Financial Officer

American Software, Inc.

(404) 264-5477

American Software, Inc. Announces Tender Offer

to Purchase Shares of Logility, Inc. at $5.10 per Share

ATLANTA (March 18, 2009) American Software, Inc. (NASDAQ: AMSWA) announced today that it intends to purchase up to all the outstanding common stock of Logility, Inc. (NASDAQ: LGTY) not currently owned by American Software at a price of $5.10 per share net to the seller in cash, without interest. The $5.10 offer price represents a premium of 2% when compared to the March 18, 2009 closing price of $5.00 per share. The tender offer is expected to commence on or about April 10, 2009 and to expire on or about April 30, 2009, unless extended. American Software currently owns approximately 88% of the outstanding common stock of Logility.

American Software has not commenced the tender offer that is referred to in this press release. The description of the tender offer contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Logility. Upon commencement of such tender offer, American Software will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and other documents, including an Offer to Purchase. LOGILITY’S SHAREHOLDERS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN A FREE COPY (WHEN AVAILABLE) OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE, WWW.SEC.GOV OR MAY REQUEST THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FROM AMERICAN SOFTWARE BY DIRECTING A REQUEST TO: PATRICIA MCMANUS, INVESTOR RELATIONS COORDINATOR, AMERICAN SOFTWARE, INC., 470, E. PACES FERRY ROAD, ATLANTA, GEORGIA, 30305. PHONE: (404) 364-7615, OR FAX: (404) 264-5298.

About American Software

Headquartered in Atlanta, American Software develops, markets and supports one of the industry’s most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns approximately 88% of Logility, Inc. (NASDAQ: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and VF Corporation. NGC® (New Generation Computing®), a wholly owned subsidiary of American Software, is a leading provider of PLM, global sourcing and ERP solutions for apparel, fashion, footwear and retail. NGC customers include leading companies such as A|X Armani Exchange, Carter’s,

Casual Male Retail Group, Maggy London, Hugo Boss, Dick’s Sporting Goods, Isda & Co., Tristan & America, and Parigi Group. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206. INTERNET: www.amsoftware.com or e-mail: ask@amsoftware.com.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich. and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com. American Software currently owns approximately 88% of the outstanding common stock of Logility.

Forward-Looking Statements

Except for historical information contained in this press release, the statements made in this press release constitute forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause American Software to modify, delay, or suspend its tender offer for shares of Logility, including the following: changes in Logility’s stock price, changes in Logility’s operating results, general market conditions, changes in general economic conditions, including economic conditions within the e-commerce markets, new competition, and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed in American Software’s Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and NGC is a registered trademark and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.